COMERICA INCORPORATED
RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS AGREEMENT (the “Agreement”) between Comerica Incorporated (the “Company”) and XXXXXX (the “Award Recipient”) is effective as of XXXXXX (the “Effective Date”). Any undefined terms appearing herein as defined terms shall have the same meaning as they do in the Comerica Incorporated 2006 Long-Term Incentive Plan, as amended and/or restated from time to time, or any successor plan thereto (the “Plan”). The Company will provide a copy of the Plan to the Award Recipient upon request.

WITNESSETH:

1.    Award of Restricted Stock Units. Pursuant to the provisions of the Plan, the Company hereby awards the Award Recipient, subject to the terms and conditions of the Plan (incorporated herein by reference), and subject further to the terms and conditions in this Agreement, XXXX restricted stock units (“RSUs”) (the “Award”). Each RSU shall represent an unfunded, unsecured right for the Award Recipient to receive one (1) share of the Company's common stock, par value $5.00 per share (the “Common Stock”), as described in this Agreement.

2.     Ownership Rights. The Award Recipient has no voting or other ownership rights in the Company arising from the award of RSUs under this Agreement.

3.     Dividend Equivalents. The Award Recipient shall be paid dividend equivalents equal to the dividends the Award Recipient would have received if the Award Recipient had been the owner of a number of shares of Common Stock equal to the number of RSUs credited to the Award Recipient on such dividend payment date, subject to reduction pursuant to paragraph 5 hereof (the “Dividend Equivalent”). Dividend Equivalents with respect to outstanding RSUs shall be paid in cash annually on the first regularly scheduled applicable payroll date in March of each calendar year, corresponding to the amount of total dividends paid by the Company for the four completed calendar quarters immediately preceding such payment date, subject to the Award Recipient’s continued employment through such payment date as set forth in paragraph 10 below, or as otherwise provided in paragraphs 7 and 8 below. The Award Recipient shall continue to be paid Dividend Equivalents until the Settlement Date (defined below) (or, if applicable, the forfeiture of the corresponding Award).

4.    Vesting of Award. The unvested portion of the Award is subject to forfeiture. Subject to the terms of the Plan and this Agreement, including without limitation, achievement of the required Tier 1 Capital Ratio performance goal as set forth in paragraph 5 below and fulfillment of the employment requirements in paragraph 10 below, the Award will vest in accordance with the following schedule (except in the case of the Award Recipient’s earlier Separation from Service due to death or Disability or an earlier Change of Control of the Company, as set forth in paragraph 7 below): 100% of the RSUs covered by this Award shall vest on the third anniversary of XXXX (or if such date is not a business day, the business day immediately following such date) (the “Vesting Date”).

5.    Required Tier 1 Capital Ratio. As promptly as practicable following the end of each of the calendar years 20XX, 20XX and 20XX, the Committee shall determine in accordance with the terms of this Agreement whether the Company’s Tier 1 Capital Ratio (as hereinafter described) at each of December 31, 20XX, December 31, 20XX and December 31, 20XX, respectively, was greater than or equal to the Tier 1 Capital Ratio threshold applicable to the Company as established by the Federal Reserve for well-capitalized banks during each of the applicable calendar years (the “Performance Requirement”). If the Performance Requirement is achieved for any such year but (a) the Company suffered an operational loss that reduced its Tier 1 Capital Ratio below the threshold applicable to the Company as established by the Federal Reserve for well-capitalized banks during such year, and (b) in order to increase its Tier 1 Capital Ratio to satisfy or exceed the applicable Tier I Capital Ratio requirement, the Company issued qualifying equity in the applicable calendar year (excluding for this purpose the grant or exercise of awards under an employee or director equity or benefit plan, shares issued upon the exercise of any TARP warrants, shares issued pursuant to an acquisition of another entity or shares issued pursuant to a stock split, stock dividend or similar event), then the Performance Requirement will be deemed to have not been satisfied with respect to that year. If the Committee determines that the Performance Requirement has not been satisfied for an applicable calendar year, 15% of the total RSUs originally granted shall be forfeited and returned to the Company for no consideration without further action being required of the Company and Dividend Equivalents with respect to such forfeited RSUs shall not be paid. For the avoidance of doubt, if the Performance Requirement is not satisfied for all three of the calendar years during the Performance Period, the number of awarded RSUs shall be reduced by 45% in total. For purposes of this Agreement, “Tier 1 Capital Ratio” means the ratio of the Company’s Tier 1 Capital to total risk-weighted assets, expressed as a percentage, and as reported by the Company in its quarterly Consolidated Financial Statements for Bank Holding Companies (FR

Y-9C) as filed with the Federal Reserve. “Tier 1 Capital” shall have the meaning set forth in, and the procedures for calculating weighted risk assets shall be as discussed in, 12 CFR Part 225, Appendix A, as amended from time to time. For purposes of this Agreement, “Performance Period” means the period commencing on January 1 of the applicable calendar year and ending December 31, 20XX.

6.    Settlement. Once vested, the Award will be settled as follows:

In General. Subject to the terms of the Plan, the Award will be settled in Common Stock and the settlement of the vested portion of the Award shall occur as soon as reasonably practicable following vesting of the Award (or if such date is not a business day, the business day immediately following such date); or, in the case of (i) the Award Recipient's Separation from Service due to death or Disability or (ii) a Change of Control (as defined in clause A of Exhibit A of the Plan), settlement of the Award shall occur as of such earlier date set forth in paragraph 7 hereof (the “Settlement Date”). As soon as reasonably practicable following the Settlement Date, the Company shall issue or cause there to be transferred to the Award Recipient (or, in the case of the Award Recipient's death, to the Award Recipient's designated beneficiary or estate, as applicable or, in the case of the Award Recipient's Disability, to the Award Recipient's guardian or legal representative, if applicable and if permissible under applicable law) a number of whole shares of Common Stock equal to the aggregate number of RSUs (rounded down to a whole number) granted to the Award Recipient under this Agreement that are vested as of the Settlement Date (the “Settlement Shares”). Notwithstanding the foregoing, if the Award Recipient’s Separation from Service occurs due to Disability, any such settlement of the Award by reason, of such Separation from Service shall be delayed for six months from the date of the Award Recipient’s Separation from Service if the Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Separation from Service).

(a)
Termination of Rights. Upon the issuance or transfer of Settlement Shares in settlement of the Award, the Award shall be settled in full and the Award Recipient (or his or her designated beneficiary or estate, in the case of death) shall have no further rights with respect to the Award.

(b)
Certificates or Book Entry. As of the Settlement Date, the Company shall, at the discretion of the Committee or its designee, either issue one or more certificates in the Award Recipient's name for such Settlement Shares or evidence book-entry registration of the Settlement Shares in the Award Recipient's name (or, in the case of death, to the Award Recipient's designated beneficiary, if any). No fractional shares of Common Stock shall be issued in settlement of the RSUs.

(c)
Conditions to Delivery. Notwithstanding any other provision of this Agreement, the Company shall not be required to evidence book-entry registration or issue or deliver any certificate or certificates representing Settlement Shares in the event the Company reasonably anticipates that such registration, issuance or delivery would violate Federal securities laws or other applicable law; provided that the Company must evidence book-entry registration or issue or deliver said certificate or certificates at the earliest date at which the Company reasonably anticipates that such registration, issuance or delivery would not cause such violation.

(d)
Legends. The Settlement Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Settlement Shares are listed, any applicable Federal or state laws or the Company's Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on or otherwise apply to any certificates or book-entry position representing Settlement Shares to make appropriate reference to such restrictions.

7.    Vesting and Settlement on Change of Control and Separation from Service Due to Death and Disability. Notwithstanding anything in this Agreement to the contrary:

(a)
Upon a Change of Control, all RSUs then held by the Award Recipient (following reduction pursuant to paragraph 5 hereof with respect to calendar years completed prior to the date of such Change of Control) shall immediately and fully vest and become nonforfeitable, and such RSUs shall be settled as soon as reasonably practicable following the date of such Change of Control; provided, however, that, in the event that such Change of Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, the Award shall not be settled until the first Settlement Date that is also a permissible payment event under Section 409A of the Code and the regulations thereunder (but shall not be subject to the Performance Requirement of paragraph 5 hereof with respect to calendar years ending after the date of such Change of Control or the vesting provisions of paragraph 10 hereof following such Change of Control).

(b)
In the event of the Award Recipient's Separation from Service due to death or Disability, all RSUs then held by the Award Recipient (following reduction pursuant to paragraph 5 hereof with respect to calendar years completed prior to such Separation from Service) shall immediately and fully vest and become nonforfeitable effective as of the date of the Award Recipient’s Separation from Service due to death or Disability, and such RSUs shall be settled as soon as reasonably practicable following the date of such Award Recipient's Separation from Service due to death or Disability (subject to the last sentence of paragraph 6 and this paragraph 7(b)), as applicable. For the avoidance of doubt, once an Award Recipient is eligible for Retirement (as set forth in paragraph 8), the Award Recipient shall not be eligible for acceleration of vesting under this paragraph 7(b) due to his or her Disability, regardless of whether he or she otherwise meets the requirements for Disability.

8.    Retirement. If the Award Recipient’s employment with the Company is terminated due to Retirement prior to the Vesting Date, then the Award shall continue to vest in accordance with paragraph 4 above, subject to reduction pursuant to paragraph 5 hereof and compliance with the restrictive covenants set forth in paragraph 11 below, and shall settle in accordance with paragraph 6 above. For the purposes of this Agreement, “Retirement” shall be defined as an Award Recipient’s Separation from Service at or after age 65 or after attainment of both age 55 and 10 years of service with the Company or its Affiliates.

9.    Cancellation of Award. The Committee has the right to cancel for no consideration all or any portion of the Award in accordance with Section 4 of the Plan if the Committee determines in good faith that the Award Recipient has done any of the following: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause; (vi) engaged in any activity in competition with the business of the Company or any Subsidiary or Affiliate of the Company; or (vii) engaged in conduct that adversely affected the Company. The Delegate shall have the power and authority to suspend the vesting of or the right to receive Settlement Shares in respect of all or any portion of the Award if the Delegate makes in good faith the determination described in the preceding sentence. Any such suspension of an Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. This paragraph 9 shall have no application for the two-year period following a Change of Control of the Company.

10.    Employment Requirements. Except as provided in this Agreement, in order to vest in and not forfeit the Award (following reduction pursuant to paragraph 5, as the case may be), the Award Recipient must remain employed by the Company or one of its Affiliates until the Award (following reduction pursuant to paragraph 5) has vested. If there is a Separation from Service for any reason (other than due to death, Disability or Retirement) before a portion of the Award has fully vested, the Award Recipient will forfeit any portion of the Award that has not vested and corresponding Dividend Equivalents that have not been paid as of the date of the Separation from Service unless the Committee determines otherwise.

11. Non-Competition and Non-Solicitation. For the period beginning on the Effective Date and ending on the second anniversary of the date of Termination of Employment (the “Restricted Period”), the Award Recipient agrees that he or she shall not, directly or indirectly, for his or her own account or in conjunction with any other person or entity, whether as an employee, shareholder, partner, investor, principal, agent, representative, proprietor, consultant, or in any other capacity, do any of the following:

(a)
Enter into or engage in any business in competition with the businesses conducted by the Company in the states of Michigan, California, Texas, Arizona or Florida. For purposes of this paragraph 11(a), the Award Recipient shall be “in competition with the Company” if (1) the Award Recipient accepts employment or serves as an agent, employee, director or consultant to, a competitor of the Company, or (2) the Award Recipient acquires or has an interest (direct or indirect) in any firm, corporation, partnership or other entity engaged in a business that is competitive with the Company. The mere ownership of less than 1% debt and/or equity interest in a competing entity whose stock is publicly held shall not be considered as having a prohibited interest in a competitor, and neither shall the mere ownership of less than 5% debt and/or equity interest in a competing entity whose stock is not publicly held. For purposes of this paragraph 11(a), any commercial bank, savings and loan association, securities broker or dealer, or other business or financial institution that offers any major service offered by the Company as of date of the Termination of Employment, and which conducts business in Michigan, California, Texas, Arizona or Florida, shall be deemed a competitor;

(b)
Request or advise any individual or company that is a customer of the Company or any of its Affiliates to withdraw, curtail, or cancel any such customer’s actual or prospective business with the Company or any of its Affiliates;

(c)
Solicit, induce or attempt to induce any customers of the Company or any of its Affiliates with whom the Award Recipient had professional contact or with respect to whom he or she was privy to any information during the two year period prior to the date of the Award Recipient’s Termination of Employment to patronize any business that is competitive with the Company; and

(d)	Solicit or induce or attempt to solicit or induce any employee, agent or consultant of the Company to terminate his or her employment, representation, or other relationship with the Company.

During the Restricted Period, the Award Recipient may request an exception from this provision. The request must be made in writing, describe the scope and nature of the engagement, and directed to the Company’s Chief Legal Officer. Any exception will be at the Company’s sole discretion.

12.    No Right to Continued Employment. Nothing in the Plan or this Agreement shall confer on the Award Recipient any right to continue in the employment of the Company or its Affiliates for any given period or on any specified terms nor in any way affect the Company's or its Affiliates' right to terminate the Award Recipient’s employment without prior notice at any time for any reason or for no reason.

13.    Transferability. Unless otherwise determined by the Committee, the RSUs subject to this Award (including, without limitation, Dividend Equivalents) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Award Recipient otherwise than by will or by the laws of intestacy, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary or Affiliate; provided, however, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

14.    Administration; Amendment. This Award has been made pursuant to a determination by the Committee and/or the Board of Directors of the Company, and the Committee shall have plenary authority to interpret, in its sole and absolute discretion, any provision of this Agreement and to make any determinations necessary or advisable for the administration of this Agreement. All such interpretations and determinations shall be final and binding on all persons, including the Company, the Award Recipient, his or her beneficiaries and all other interested parties. Subject to the terms of the Plan, this Agreement may be amended, in whole or in part, at any time by the Committee; provided, however, that no amendment to this Agreement may adversely affect the Award Recipient's rights under this Agreement without the Award Recipient's consent except such an amendment made to cause the Award to comply with applicable law, stock exchange rules or accounting rules.

15.    Binding Nature of Plan. The Award is subject to the Plan. The Award Recipient agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including, without limitation, terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Award. In the event any provisions hereof are inconsistent with those of the Plan, the provisions of the Plan shall control, except to the extent expressly modified herein pursuant to authority granted under the Plan.

16.    Compliance with Laws and Regulations. The Award and the obligation of the Company to deliver the Settlement Shares subject to the Award are subject to compliance with all applicable laws, rules and regulations, to receipt of any approvals by any government or regulatory agency as may be required, and to any determinations the Company may make regarding the application of all such laws, rules and regulations.

17.    Notices. Any notice to the Company under this Agreement shall be in writing to the following address or facsimile number: Human Resources - Executive Compensation, Comerica Incorporated, 1717 Main Street, MC 6515, Dallas, TX 75201; Facsimile Number: 214-462-4430. The Company will address any notice to the Award Recipient to his or her current address according to the Company's personnel files. All written notices provided in accordance with this paragraph shall be deemed to be given when (a) delivered to the appropriate address(es) by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile to the appropriate facsimile number, with confirmation by telephone of transmission receipt; or (c) received by the addressee, if sent by U.S. mail to the appropriate address or by Company inter-office mail to the appropriate mail code. Either party may designate in writing some other address or facsimile number for notice under this Agreement.

18.    Withholding. The Award Recipient authorizes the Company to withhold from his or her compensation, including the RSUs granted hereunder and the Settlement Shares issuable hereunder, to satisfy any income and employment tax withholding obligations in connection with this Award. No later than the date as of which an amount first becomes includible in the gross income of the Award Recipient for Federal income tax purposes with respect to any Settlement Shares subject to this Award, the Award Recipient shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Award Recipient agrees that the Company may delay delivery of the Settlement Shares until proper payment of such taxes has been made by the Award Recipient. The Award Recipient shall, to the extent permitted by law, have the right to satisfy the statutory minimum tax withholding obligations in connection with the Award by authorizing the Company to withhold from the Settlement Shares otherwise issuable to the individual pursuant to the settlement of the Award, a number of shares having a Fair Market Value, as of the Tax Withholding Date, which will satisfy the statutory minimum amount of the withholding tax obligation. Further, unless determined otherwise by the Committee, the Award Recipient may satisfy such obligations under this paragraph 18 by any method authorized under Section 9 of the Plan.

19.        Section 409A of the Code. To the extent that any Award is construed to be non-qualified deferred compensation subject to Section 409A of the Code, this Agreement and all of the terms and conditions of the Award shall be operated, administered and construed so as to comply with the requirements of Section 409A of the Code. This Agreement shall be subject to amendment, with or without advance notice to the Award Recipient, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of the Award Recipient, to the extent necessary to effect compliance with Section 409A of the Code; provided, however, that the Company shall have no liability whatsoever for or in respect of any decision to take action to attempt to so comply with Section 409A of the Code, any omission to take such action or for the failure of any such action taken by the Company to so comply.

20.    Recoupment. Except as set forth in paragraph 9, RSUs granted pursuant to this Agreement shall be subject to the terms of the recoupment (clawback) policy adopted by the Company as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Company or its subsidiaries, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act; provided, however, to the extent permitted by applicable law, the Company’s recoupment (clawback) policy shall have no application for the two-year period following a Change of Control of the Company, but shall apply thereafter.

21.    Voluntary Participation. Participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation outside the scope of the Award Recipient’s employment contract, if any. As such, the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

22.    Force and Effect. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

23.    Successors. This Agreement shall be binding upon and inure to the benefit of the successors of the respective parties.
24.    Applicable Law. The validity, construction and effect of this Agreement and any rules and regulations relating to the Agreement shall be determined in accordance with the laws of the State of Delaware, unless preempted by federal law, and also, consistent with paragraph 19 above, in accordance with Section 409A of the Code and any interpretive authorities promulgated thereunder.

IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Comerica Incorporated and by the Award Recipient, both as of the day and year first above written.

COMERICA INCORPORATED

By: __________________________	__________________________	__________________________
Name:	XXXXXXX	Employee ID Number
Title:	Employee